Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRGX Announces Acquisition of Etesius to Expand Its
Profit Discovery Services
ATLANTA, February 25, 2010 — PRGX Global, Inc. (Nasdaq: PRGX), the world’s leader in recovery auditing and the pioneer in a new category of services called profit discovery, today announced that it has acquired all of the outstanding capital stock of Etesius Limited, a privately-held provider of purchasing and payables technologies and spend analytics services based in Chelmsford, United Kingdom. The Etesius acquisition will allow PRGX to expand its analytics and advisory service offerings and will be fully integrated into PRGX’s global operations.
“Last year, we outlined the five strategic planks of our growth strategy, and this acquisition is an important milestone in the execution of that strategy,” said Romil Bahl, president and chief executive officer of PRGX. “Etesius brings proven data management technologies and deep expertise to help clients gain visibility into, and better manage, their overall spend.” Bahl further added, “We believe the complementary capabilities of both companies will enable us to develop additional unique, high-return value propositions for clients that improve their procure-to-pay processes and their profitability.”
About PRGX Global, Inc.
Headquartered in Atlanta, Georgia, PRGX Global, Inc. is pioneering “profit discovery,” the combination of audit, analytics and advisory services to improve client financial performance. PRGX remains the world’s leader in recovery auditing. It serves a majority of the top 50 global retailers and many other leading companies, and is active in an expanding range of markets, including healthcare. Until January 2010, PRGX was known as PRG-Schultz International, Inc.
For more information please visit www.prgx.com.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the acquisition of the issued capital stock of Etesius and the integration of Etesius into PRGX. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of PRGX to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect PRGX’s future performance include revenues that do not meet expectations or justify costs incurred, PRGX’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, PRGX’s ability to integrate the Etesius services into PRGX’s service offerings, changes in the market for PRGX’s services, PRGX’s ability to retain existing personnel, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to PRGX’s business. For a discussion of other risk factors that may impact PRGX’s business, please see PRGX’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2009. PRGX disclaims any obligation or duty to update or modify these forward-looking statements.
Source: PRGX Global, Inc.
PRGX Global, Inc.
 Robert Lee, 770-779-6464